FOR IMMEDIATE RELEASE
CONTACT:
Randall E. Black
Chief Executive Officer and President
(570) 662-2121

CITIZENS FINANCIAL SERVICES, INC. ANNOUNCES STOCK REPURCHASE PROGRAM
MANSFIELD, PENNSYLVANIA; April 23, 2020.  Citizens Financial Services, Inc. (OTC Pink: CZFS) announced that its Board of Directors has authorized a stock repurchase program under which the Company can repurchase up to 150,000 of the currently outstanding shares of the Company’s common stock at an aggregate purchase price not to exceed $12,000,000, over a period of 36 months, through open market purchases, privately-negotiated transactions, block purchases or otherwise in accordance with applicable federal securities laws, including Rule 10b-18 of the Securities Exchange Act of 1934.
Randall E. Black, Chief Executive Officer and President, commented, “This repurchase program demonstrates the Board’s confidence in our future and our overall commitment to delivering added value to all of our shareholders, including providing an additional liquidity source for our currency.  Our capital allocation strategy prioritizes deploying our strong balance sheet to fund both internal and external opportunities that will support our long-term growth strategy.”
The actual timing, number and value of shares repurchased under the stock repurchase program will depend on a number of factors, including price and general business and market conditions. The share buyback program does not obligate the Company to acquire any specific number of shares in any period, and may be expanded, extended, modified or discontinued at any time. Payment for shares repurchased under the program will be funded using the Company's cash on hand.
About Citizens Financial Services, Inc.

Citizens Financial Services, Inc. is the bank holding company for First Citizens Community Bank (“First Citizens”), a Pennsylvania-chartered commercial bank. First Citizens operates 31 full-service branch offices in Pennsylvania, Delaware and New York. For more information about Citizens and First Citizens, visit its website at www.firstcitizensbank.com.

Forward-looking Statements
This press release contains forward-looking statements, as that term is defined under the Securities Exchange Act of 1934, including statements regarding purchases by the Company of its common stock. By their nature, forward-looking statements are subject to risks, uncertainties, and contingencies, including the duration and scope of the COVID-19 pandemic and its impact on levels of consumer confidence; actions governments, businesses and individuals take in response to the COVID-19 pandemic; the impact of the COVID-19 pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; changes in price and volume and the volatility of the Company’s common stock; adverse developments affecting either or both of prices and trading of securities; and unexpected or otherwise unplanned or alternative requirements with respect to the capital of the Company. The Company does not undertake to update any forward looking statements or information, including those contained in this report.